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Exhibit 3.5

CERTIFICATE OF AMENDMENT NO.1
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SIRTRIS PHARMACEUTICALS, INC.

        Sirtris Pharmaceuticals, Inc. a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        FIRST.    The amendment to the Corporation's Amended and Restated Certificate of Incorporation set forth below was duly adopted by the directors and by written consent of the stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware (the "DGCL"), and written notice of the adoption of this Certificate of Amendment No. 1 to Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the DGCL to every stockholder entitled to such notice.

        SECOND.    That the first paragraph of Article FOURTH shall be amended and restated as follows:

        The total number of shares of all classes of stock which the Corporation has authority to issue is 242,993,750 shares, consisting of 134,500,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), 10,000,000 shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), 21,666,667 shares of Series A-1 Convertible Preferred Stock, par value $.001 per share (the "Series A-1 Preferred Stock"), 33,837,500 shares of Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), 20,370,535 shares of Series C Convertible Preferred Stock, par value $.001 per share (the "Series C Preferred Stock") and 22,619,048 shares of Series C-1 Convertible Preferred Stock, par value $.001 per share (the "Series C-1 Preferred Stock"). The Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock are sometimes hereinafter collectively referred to as the "Preferred Stock." The Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock together are referred to as the "Series C Junior Securities."

        THIRD.    That Article FOURTH, Section 2(e)(i)(4)(B) is hereby amended by deleting "19,747,572" and inserting "21,247,572."

        FOURTH.    That Article FOURTH, Section 3(d)(vii) is hereby amended by deleting "19,747,572" and inserting "21,247,572."

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment No. 1 to be signed by its President this 11th day of April, 2007.

Sirtris Pharmaceuticals, Inc.
By:	/s/ CHRISTOPH WESTPHAL Christoph Westphal President

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  Exhibit 3.5